        As filed with the Securities and Exchange Commission on August 23, 2000
                                                      Registration No. 333-41488

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                               Amendment No. 1 to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                               ------------------

                               SUCCESSORIES, INC.
             (Exact name of registrant as specified in its charter)


               ILLINOIS                                   36-3760230
      (State or Other Jurisdiction                      (I.R.S. Employer
    of Incorporation or Organization)                Identification Number)

                                 2520 DIEHL ROAD
                             AURORA, ILLINOIS 60504
                                 (630) 820-7200
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                GARY J. ROVANSEK

                    PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 2520 DIEHL ROAD
                             AURORA, ILLINOIS 60504
                                 (630) 820-7200
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                          Copies of communications to:

                               GUY E. SNYDER, ESQ.
                              STEVEN J. GRAY, ESQ.
                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                            222 NORTH LASALLE STREET
                             CHICAGO, ILLINOIS 60601
                                 (312) 609-7500

         Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. /_/



         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                           1,500,000 SHARES (MINIMUM)

                           2,500,000 SHARES (MAXIMUM)

                               SUCCESSORIES, INC.

                                  COMMON STOCK

                               ------------------

         This is a rights offering of our common stock to our existing stockholders. Proceeds from the offering will be used to repay a portion of our outstanding loans and for working capital. If, as of August 4, 2000, you held shares of our common or preferred stock, you have been granted rights to purchase shares of our common stock in this offering. The shares are being offered directly by us without the services of an underwriter or selling agent.


         You will receive one right for each share of common stock, or common stock equivalent, that you own. Each right entitles you to purchase 0.3061 shares of common stock. We will issue only whole shares in the offering, so you will need 3.2667 rights to purchase one share of common stock. Stockholders who exercise rights will be given additional rights to purchase unsubscribed shares on a pro rata basis. The purchase price per share of common stock is $2.00. This price was arbitrarily determined by us and is not based upon earnings or any history of operations.


         The rights expire at 5:00 p.m., New York City time, on September 30, 2000 if not properly exercised before that date. We may extend the expiration date upon notice to the exercise agent to a date not later than October 31, 2000.


         Our common stock is traded on Nasdaq National Market under the symbol "SCES." On August 18, 2000, the last reported sales price for our common stock was $1.8125 per share. We do not intend to list the rights on Nasdaq or any exchange.

            ---------------------------------------------------------
            INVESTING IN THE COMMON STOCK INVOLVES SIGNIFICANT RISKS.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
            ---------------------------------------------------------



                                                               PER SHARE        MINIMUM        MAXIMUM
                                                               ---------       ----------     ----------
Price to public and proceeds to Successories...                  $2.00         $3,000,000     $5,000,000


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         To purchase shares of common stock, you must complete a rights exercise agreement and deliver it with full payment of the purchase price to Illinois Stock Transfer Company, our rights agent, at 209 West Jackson Blvd., Suite 903, Chicago, Illinois 60606. The rights agent will hold the subscription proceeds until we receive subscriptions for at least 1,500,000 shares. We plan to end the offering on September 30, 2000, unless we decide to extend it. If we are unable to sell 1,500,000 shares of common stock, the rights agent will return all subscription proceeds to investors without interest, and we will pay all of the rights agent's expenses.


                 THE DATE OF THIS PROSPECTUS IS August 23, 2000


                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING ............................. 1

SUMMARY  .................................................................... 4

RISK FACTORS................................................................. 7

UNCERTAINTY OF FORWARD-LOOKING STATEMENTS .................................. 11

USE OF PROCEEDS............................................................. 12

DETERMINATION OF SUBSCRIPTION PRICE......................................... 12

CAPITALIZATION.............................................................. 13

DILUTION ................................................................... 14

THE RIGHTS OFFERING......................................................... 15

DESCRIPTION OF CAPITAL STOCK................................................ 24

LEGAL MATTERS............................................................... 26

EXPERTS  ................................................................... 26

                      AVAILABLE INFORMATION ON SUCCESSORIES

         We filed a registration statement on Form S-3 to register with the SEC the shares of our common stock to be offered hereby. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

         We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus.

         We incorporate by reference the documents listed below and, until this offering has been completed, any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1.       Annual Report on Form 10-K for the year ended
January 29, 2000;

         2. Quarterly Report on Form 10-Q for the three months ended April 29, 2000;

         3.       Current Report on Form 8-K dated May 9, 2000; and

         4. Proxy statement on Schedule 14A for the 2000 Annual Meeting of Shareholders dated June 5, 2000.

         You may request free copies of these filings by writing or telephoning us at the following address:

                               Successories, Inc.
                                 2520 Diehl Road
                             Aurora, Illinois 60504
                               Attn: John Carroll
                                 (630) 820-7200

         You should only rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

--------------------------------------------------------------------------------
                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A RIGHT?

A right entitles you to purchase our common stock. You may purchase one share of our common stock at $2.00 per share for every 3.2667 rights granted to you.

HOW MANY RIGHTS WILL I RECEIVE?

If, as of August 4, 2000, you held shares of our common or preferred stock, you will receive one right for each share of common stock, or common stock equivalent, that you own. Each right entitles you to purchase .3061 shares of common stock.


WHY DO I NEED 3.2667 RIGHTS TO PURCHASE ONE SHARE OF COMMON STOCK?


As of August 3, 2000 we had outstanding 8,166,670 shares of our common stock or common stock equivalent. Because we have granted one right for each share, we granted in the aggregate 8,166,670 rights. Because the maximum number of shares we are offering is 2,500,000 shares, we have determined that each right corresponds to 0.3061 shares in order for all stockholders to participate in the offering. We will issue only whole shares in the offering, so you will need 3.2667 rights to purchase one share of common stock.

CAN I BUY MORE SHARES OF COMMON STOCK THAN THE NUMBER OF RIGHTS THAT I
RECEIVE?

Yes. If any holders of our common stock or preferred stock do not exercise their rights, they will be offered to stockholders exercising rights on a pro rata basis.

WHY DID WE GRANT RIGHTS?

We have granted the rights in order to raise between $3,000,000 and $5,000,000 in cash for Successories. Because a number of our stockholders have expressed an interest in purchasing additional shares of common stock, we have determined that a rights offering would be a low-cost method for raising funds. No underwriting or sales commission will be paid with respect to any shares purchased in the rights offering.

HOW WILL WE USE THE PROCEEDS FROM THIS OFFERING?

Assuming the minimum number of shares are subscribed for, we will use approximately $3,000,000 of the net proceeds from this offering to pay down a portion of our outstanding term loan and revolving credit loan and any remaining funds for working capital. See "Use of Proceeds" on page 12.

WHAT FORMS AND PAYMENT ARE REQUIRED TO PURCHASE SHARES?

You received along with this prospectus a rights exercise agreement and instructions on how to purchase shares. You must properly fill out, execute and deliver the rights exercise agreement along with full payment to Illinois Stock Transfer Company, the exercise agent, before the expiration date. You may also use an alternate procedure called "Notice of Guaranteed Delivery," which allows an extra three days to deliver the rights exercise agreement if full payment is received before the expiration date and a securities broker or qualified financial institution signs the form to guarantee that the rights exercise
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
agreement will be timely delivered. See "The Rights Offering -- Special Procedure under 'Notice of Guaranteed Delivery' Form" on page 18 for further information regarding this procedure.

WHEN DO THE RIGHTS EXPIRE?

The rights expire at 5:00 p.m., New York City time, on September 30, 2000. We may extend the expiration date upon notice to the exercise agent to a date not later than October 31, 2000. You must return, and Illinois Stock
Transfer Company must actually receive, the required documents and payment before that time.

DOES THE SUCCESSORIES BOARD OF DIRECTORS RECOMMEND EXERCISING THE RIGHTS?

Our Board of Directors makes no recommendation to you about whether you should exercise any rights.

HOW WILL I BE AFFECTED IF I DO NOT EXERCISE ANY RIGHTS?

You are not required to exercise any rights or otherwise take any action in response to this offering. If you do not exercise any rights, the number of shares that you own will not change. Your percentage ownership of our outstanding stock will decline when compared to the stockholders who exercised their rights. For more information, please see "Dilution" on page 14.

WHAT IF A BROKER, BANK OR OTHER NOMINEE IS THE RECORD HOLDER OF MY COMMON STOCK OR PREFERRED STOCK?

If you wish to exercise your rights and purchase our common stock, please promptly contact the broker, bank or other company holding your common stock or preferred stock. Your broker or other nominee record holder must exercise the rights on your behalf for shares you wish to purchase or arrange for a rights exercise agreement to be issued in your name so that you may directly exercise the rights.

MAY I TRANSFER RIGHTS?

No.  The rights are nontransferable.

WHAT IF MY RIGHTS RESULT IN FRACTIONAL SHARES?

You may not purchase fractional shares of our common stock. If your rights result in the purchase of a fractional share, you must round down to and pay for the nearest whole share.

MAY I CHANGE OR CANCEL MY EXERCISE OF RIGHTS AFTER I SEND IN THE REQUIRED
FORMS?

No.  The exercise of rights is irrevocable.

ARE THERE CONDITIONS TO OUR ACCEPTANCE OF RIGHTS THAT ARE EXERCISED?

Yes. We will terminate this offering in its entirety if rights are not exercised to purchase a minimum of 1,500,000 shares of common stock prior to the expiration date. You should know that one of our principal stockholders, the Jack Miller Family Limited Partnership #1, an entity controlled by Jack Miller, our chairman, has indicated that it intends (although is not obligated) to purchase any shares that are unsubscribed for in the offering, up to the minimum amount of shares being offered. However, after Mr. Miller and the Miller Family Partnership exercise their pro rata rights to purchase shares in the first round of the offering, neither Mr. Miller nor the Miller Family Partnership will be allowed to purchase any remaining unsubscribed shares in an amount in excess of 19.99% of our common stock outstanding before this offering.

--------------------------------------------------------------------------------

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TO WHOM DO I DIRECT QUESTIONS?

If you have any questions or requests for assistance concerning how to exercise your rights or if you need additional copies of the offering documents, please call or write Illinois Stock Transfer Company at:

                         Illinois Stock Transfer Company
                         209 West Jackson, Suite 903
                         Chicago, Illinois 60606
                         Telephone: (312) 427-2953
                         (800) 757-5755

You will not pay any fees for your questions or requests. If you wish to call us for additional copies of the offering documents, please call John Carroll at (630) 820-7200.

--------------------------------------------------------------------------------
                                        3

--------------------------------------------------------------------------------
                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS SOME OF THE INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS. THE SUMMARY IS NOT COMPLETE AND MAY NOT PROVIDE ALL INFORMATION YOU SHOULD CONSIDER BEFORE DECIDING WHETHER OR NOT TO EXERCISE THE RIGHTS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY. CERTAIN PORTIONS OF THIS PROSPECTUS, SUCH AS "RISK FACTORS," ARE NOT SUMMARIZED BELOW. SEE "RISK FACTORS" BEGINNING ON PAGE 7.


Securities offered and purchase price.....  We are offering for purchase a minimum of 1,500,000 shares and a
                                            maximum of 2,500,000 shares of our
                                            common stock.  The purchase price of
                                            the common stock is $2.00 per share.

Stockholders receiving rights.............  Only stockholders who hold shares of our common or preferred stock on
                                            the record date will receive rights.

Record date...............................  August 4, 2000

Expiration date and time..................  The rights expire at 5:00 p.m., New
                                            York City time, on September 30, 2000,
                                            unless properly exercised before
                                            that time. We may extend the
                                            expiration date upon notice to the
                                            exercise agent to a date not later
                                            than October 31, 2000. If you do
                                            not exercise your rights before the
                                            expiration date, as it may be
                                            extended, your rights will be void
                                            and you will not be able to exercise
                                            your rights in the future.

Rights....................................  Each right entitles you to purchase
                                            0.3061 shares of common stock for
                                            $2.00 per share. We will issue only
                                            whole shares in the offering, so you
                                            will need 3.2667 rights to purchase
                                            one share of common stock.

Unsubscribed shares.......................  Stockholders who exercise rights will be given additional rights to
                                            purchase unsubscribed shares on a
                                            pro rata basis.

Use of proceeds...........................  Assuming the minimum number of shares are subscribed for, we  will use
                                            approximately $3,000,000 of the net
                                            proceeds of this offering to pay down
                                            a portion of our outstanding term loan
                                            and revolving credit loan and any
                                            remaining funds for working capital.

No board recommendation...................  Our board of directors makes no recommendation to you regarding the
                                            exercise of rights under this
                                            offering.

Nontransferability of rights..............  The rights are nontransferable. We do not intend to list the rights on
                                            Nasdaq or any exchange.

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                                       4


--------------------------------------------------------------------------------
No revocation.............................  If you exercise any rights, you are not allowed to revoke or change the
                                            exercise or request a refund of
                                            monies paid.

Conditions relating to the rights offering  We will terminate this offering in its entirety if rights are not
                                            exercised to purchase a minimum of
                                            1,500,000 shares of common stock
                                            prior to the expiration date. One
                                            of our principal stockholders,
                                            the Jack Miller Family Limited
                                            Partnership #1, an entity
                                            controlled by Jack Miller, our
                                            Chairman, has indicated that it intends
                                            (although is not obligated) to purchase
                                            any shares that are unsubscribed
                                            for in the offering, up to the
                                            minimum amount of shares being
                                            offered. However, after Mr. Miller
                                            and the Miller Family Partnership
                                            exercise their pro rata rights to
                                            purchase shares in the first round of
                                            the offering, neither Mr. Miller nor
                                            the Miller Family Partnership will be
                                            allowed to purchase any remaining
                                            unsubscribed shares in an amount
                                            in excess of 19.99% of our common
                                            stock outstanding before this offering.

Exercise agent............................  Illinois Stock Transfer Company.

Procedure for exercising rights...........  To exercise rights, you must complete the rights exercise
                                            agreement and deliver it to Illinois
                                            Stock Transfer Company with full
                                            payment for the stock you elect to
                                            purchase. Illinois Stock Transfer
                                            Company must receive the proper
                                            forms and payments on or before the
                                            expiration date. You may deliver the
                                            documents and payments by mail or
                                            commercial courier. If you use
                                            regular mail for this purpose, we
                                            recommend using insured, registered
                                            mail. You may use an alternative
                                            "Guaranteed Delivery Procedure" if
                                            you are unable to deliver the rights
                                            exercise agreement before the
                                            expiration date. There are, however,
                                            certain requirements of this
                                            procedure. Please see "The Rights
                                            Offering -- Special Procedure under
                                            'Notice of Guaranteed Delivery'
                                            Form" on page 18 for further
                                            information on this procedure.

Payment adjustments.......................  If you send a payment that is insufficient to purchase the number
                                            of shares requested, or if the
                                            number of shares requested is not
                                            specified in the forms you return,
                                            Illinois Stock Transfer Company will
                                            apply the payment received to
                                            exercise rights to the extent of the
                                            payment. If your payment exceeds the
                                            purchase price for the full exercise
                                            of rights, Illinois Stock Transfer
                                            Company will refund that excess as
                                            soon as practicable. We will not pay
                                            any interest on any payments
                                            received in this offering.

Nominee accounts..........................  If you wish to purchase shares in this offering and your common stock
                                            or preferred stock is held by a
                                            securities broker, bank, trust
                                            company or other nominee, you should
                                            promptly contact those record
                                            holders and request that they
                                            exercise rights on your behalf. You
                                            may also contact the nominee and
                                            request that the nominee send a
                                            separate rights exercise agreement
                                            to you.

                                            If you are a record holder who
                                            wishes an institution such as a
                                            broker or bank to exercise your
                                            rights for you, you should contact
                                            that institution promptly to arrange
                                            that method of exercise.

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                                      5


--------------------------------------------------------------------------------
                                            You are responsible for the payment
                                            of any fees that brokers or other
                                            persons holding your common stock or
                                            preferred stock may charge.

Exercise by foreign and certain other
stockholders..............................  Illinois Stock Transfer Company will hold rights exercise agreements for
                                            holders of our common stock or
                                            preferred stock having addresses
                                            outside the United States. In order
                                            to exercise rights, these holders
                                            must notify Illinois Stock Transfer
                                            Company and timely follow the other
                                            procedures discussed in this
                                            prospectus on or before the
                                            expiration date.

U.S. income tax consequences..............  For United States federal income tax purposes, we believe that holders
                                            of our common stock will not
                                            recognize taxable income upon the
                                            receipt or exercise of the
                                            rights. However, holders of our
                                            preferred stock may recognize
                                            taxable income upon the receipt
                                            (but not the exercise) of the
                                            rights measured by the value of
                                            the rights received on the date
                                            of distribution. If you sell the
                                            stock you acquire upon the
                                            exercise of your rights, you will
                                            recognize taxable income equal to
                                            the excess of the amount realized
                                            over your basis in the stock. You
                                            should consult your own tax
                                            advisor concerning the tax
                                            consequences of this offering
                                            under your own tax situation. For
                                            further information on tax
                                            consequences, please see "The
                                            Rights Offering -- Certain
                                            Federal Income Tax Consequences"
                                            beginning on page 21.

Stock certificates........................  We will deliver stock certificates representing shares of our common
                                            stock to those who purchase shares
                                            by exercising rights as soon as
                                            practicable after the expiration
                                            date.

Amendment, extension and
termination...............................  We will hold open our rights offering until the expiration date.
                                            We may extend the expiration date.
                                            We may amend, withdraw or terminate
                                            our rights offering at our
                                            discretion.

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                                       6

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE COMMON STOCK IN THIS OFFERING. OUR COMMON STOCK IS SUBJECT TO SIGNIFICANT INVESTMENT RISKS. MANY FACTORS, INCLUDING THE RISKS DESCRIBED BELOW, COULD CAUSE OUR OPERATING RESULTS TO BE DIFFERENT FROM OUR EXPECTATIONS AND PLANS.

                       RISKS RELATING TO OUR COMMON STOCK

INVESTORS IN THE COMMON STOCK WILL SUFFER IMMEDIATE DILUTION.

         Stockholders who do not exercise their rights will own a smaller percentage of our outstanding stock compared to stockholders who exercised their rights.

         You will suffer an immediate dilution in net tangible book value per share of common stock. The pro forma net tangible book value available for common stockholders at April 29, 2000, after giving effect to the common stock distributed on July 31, 2000 as a dividend on the Series A preferred stock and shares issued on July 25, 2000 pursuant to our Employee Stock Purchase Plan, was approximately $13,952,000 or $1.99 per share of common stock. Based upon an assumed public offering price of $2.00 per share, the dilution per share to investors who purchase shares of common stock in the offering would be $0.02 assuming the minimum number of shares are sold in the offering and $0.02 assuming the maximum number of shares are sold in the offering. See "Dilution" on page 14.

THE ARBITRARILY DETERMINED PURCHASE PRICE MAY BE HIGHER OR LOWER THAN THE MARKET PRICE OF THE COMMON STOCK AFTER THE OFFERING.

         The $2.00 per share purchase price was arbitrarily determined by us and is not based upon earnings or any history of operations. We did not retain an independent investment banking firm to assist in determining the offering price. Future prices of our common stock may be affected positively or negatively by our future revenues and earnings, changes in estimates by analysts, our ability to meet analysts' estimates, speculation in the trade or business press about us, and overall conditions affecting our industry, general economic trends and the stock market. We cannot assure you that trading prices of our common stock will not decline below $2.00 per share during or after this offering.

THERE IS NO ASSURANCE THAT YOU CAN SELL YOUR SHARES.

         The shares of our common stock issued in the offering have been approved for inclusion on the Nasdaq National Market. Even though the shares will be available for trading on the Nasdaq National Market, we do not know how liquid the market may be or the price at which our stock may trade. Therefore, shares of the common stock acquired in the offering may not be readily marketable in the case of financial emergency or otherwise.

INVESTORS WILL HAVE A DELAY IN THEIR ABILITY TO RESELL SHARES.

         If you exercise rights, you cannot resell the common stock you purchase until you (or your broker or other nominee) have received a stock certificate for that stock. Although we will attempt to issue the appropriate certificates as soon as practicable after we complete this offering, there may be some delay between the expiration date and the time we issue new stock certificates.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT INFLUENCE ON OUR MANAGEMENT AND OPERATIONS.

         Our directors and officers beneficially own approximately 30% of our outstanding shares of common stock and preferred stock. As a result, the directors and officers will have significant influence on the management and direction of the company.

                         RISKS RELATING TO OUR BUSINESS

WE HAVE INCURRED LOSSES.

         We have incurred a net loss in all of the past three years, and have an accumulated deficit of $13,563,000 as of January 29, 2000. While we do not expect to incur operating losses in future years, our ability to achieve profitability will depend on many factors, including our ability to develop, manufacture, introduce and market commercially acceptable products while controlling operating costs. There can be no assurance that we will achieve a profitable level of operations in fiscal 2001 or, if profitability is achieved, that it can be sustained.

WE COULD LOSE FRANCHISED RETAIL STORES; WE MAY HAVE TO PURCHASE FRANCHISED RETAIL STORES.

         We operate some of our retail stores under franchise. The continued use of a franchise generally depends upon the continuation of the franchise agreement related to that retail store with us. We have the right to inspect franchised properties periodically to confirm adherence to operating standards. Actions by us could cause a cancellation of a franchise license. If a franchise is terminated for any reason, we may try to obtain a suitable replacement franchise, or to operate the retail store independent of a franchise. If we lose a franchise, we will lose the associated name recognition and marketing support provided by the franchisee. This loss could adversely affect the value of the retail store and our results of operations.

WE MAY BE UNABLE TO DIVEST OUR RETAIL STORES AND LIQUIDATE OUR GOLF CATALOG BUSINESS.

         On September 3, 1998, we announced that we would focus our future growth on our core motivational products business and our two most profitable distribution channels: direct marketing and franchised retail stores. As a result we began plans to divest our golf catalog business, to reduce the scope of our wholesale business, and to convert our company-owned retail stores to franchise owner-operators. Our inability to fully execute on these plans may adversely affect our financial condition and results of operations.

WE ARE SUBJECT TO THE RISK OF FLUCTUATING FOREIGN CURRENCY EXCHANGE.

         We are subject to market risk associated with adverse changes in foreign currency exchange rates. Our exposure to foreign currency exchange rate risk relates primarily to our financial position and results of operations in Canada and the United Kingdom. Our exposure to foreign currency exchange rate risk is difficult to estimate due to factors such as balance sheet accounts, and the existing economic uncertainty and future economic conditions in the international marketplace.

WE ARE DEPENDENT UPON OUR MANAGEMENT TEAM.

         The success of our business will largely depend upon the efforts and abilities of our executive officers and certain other key employees. Our Chairman Emeritus, President and Chief Executive Officer, Chief Financial Officer, Senior Vice President and Creative Director are the only key employees subject to written employment or severance agreements. We believe that our future success is also dependent upon our ability to continue to attract and retain qualified personnel in all areas of our business.

WE MAY INCUR DAMAGES FROM A LAWSUIT.

         In May 1998, Wascher Corporation ("Wascher"), a franchisee, filed a Demand for Arbitration dated May 26, 1998 with the American Arbitration Association (Case No. 51-114-00227-98). Wascher alleges the following causes of action against us: breach of contract, breach of good faith and fair dealing, common law fraud, unfair competition, Robinson-Patman Act violation, tortuous interference of contract and violation of the Wisconsin Fair Dealership Act. In support thereof, Wascher alleges that we have not followed our agreement with Wascher or observed reasonable commercial standards and good business practices. Wascher alleges and seeks an award in an amount in excess of $250,000 plus costs, disbursements and attorney's fees, an award of both treble and punitive damages, and such other relief deemed just and equitable.

         The hearing dates for the Wascher matter were originally scheduled in January 1999. The hearing has been postponed and we are involved in settlement negotiations. If a settlement is not reached with Wascher, we intend to vigorously defend ourself against the claims. Given the phase of this proceeding, we have determined that a reasonable assessment with respect to the financial impact, if any, cannot be made at this point.

GOVERNMENT REGULATION MAY ADVERSELY AFFECT OUR FRANCHISING EXPANSION AND PROFITABILITY.

         As a franchisor, we are subject to various federal and state franchise laws and regulations. Although we believe we are currently in compliance in all material respects with existing federal and state laws, there is a trend toward increased government regulation of franchising. Legislation has been introduced at the federal and state levels in the past which, if passed, would expand pre-sale disclosure requirements, further regulate substantive aspects of the franchise relationship and require us to file our franchise offering circulars with additional government authorities. Although no legislation is currently pending, legislation similar to that proposed in the past could be introduced and if enacted, could adversely affect us.

OUR CONTINUED GROWTH IS DEPENDENT UPON OUR ABILITY TO PROTECT OUR
INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

         We rely on copyright and trademark laws to protect our proprietary rights in the names, distinctive configurations and original art work and authorship of our products and services. There can be no assurance that this protection is adequate. Moreover, the laws of certain countries in which our products are sold do not protect our products and intellectual property rights to the same extent as do the laws of the United States.

              RISKS RELATING TO AN INVESTMENT IN RETAIL OPERATIONS

WE HAVE A SEASONAL BUSINESS.

           We generally experience peak sales in the fourth quarter of our fiscal year (November through January) due to the holiday season. The effects of seasonality are greater in our retail operations than other segments of our business. Most operating expenses are incurred evenly throughout the year, although some selling and administrative expenses are variable depending on sales, and direct marketing catalog advertising expenses as a percentage of sales are higher in the first calendar quarter. Our quarterly operating results may also vary depending upon such factors as converting our stores to franchise stores, catalog mailings, and the timing of new product introductions and promotions. Our cash requirements generally reach a seasonal peak in the second half of the year to finance increased inventory levels needed to meet the third and fourth quarter sales demand.

WE FACE STRONG COMPETITION.

         The industry supplying motivational, self-improvement and custom awards is highly competitive and fragmented. We compete principally on the basis of product exclusivity, selection, quality, name recognition and price of our products. There can be no assurance that other companies with greater resources than us will not enter the industry and compete directly against us.

         We compete with other franchisors for qualified franchisees. Many competing franchisors have established business concepts and significantly greater financial and other resources than we do. Franchisees are not required to have experience in the retail industry or with the types of products offered by us.

INCREASES IN POSTAGE AND SHIPPING EXPENSES COULD ADVERSELY AFFECT OPERATING RESULTS.

         Postage and shipping are significant expenses in the operation of our mail order business. We ship our products to customers generally by overnight delivery and surface services. We generally invoice the costs of delivery and parcel shipments directly to customers as separate shipping and handling charges. Legislation has been passed that increases postage and shipping expenses by 6.4% beginning in 2001. This increase in shipping and postal rates (paid by us for our catalog mailings) could have an adverse effect on our operating results. Similarly, strikes or other service interruptions by such shippers could adversely affect our ability to market or deliver our products on a timely basis.

IMPOSITION OF STATE SALES TAX COLLECTION OBLIGATION COULD INCREASE OUR EXPENSES AND ADVERSELY AFFECT THE COMPANY'S BUSINESS.

         We presently collect sales tax or other similar tax only on sales of products to residents of the states in which we operate retail locations. Various states have sought to impose on direct marketers the burden of collecting state sales tax on the sale of products shipped to that state's residents. The United States Supreme Court has ruled that the various states, absent congressional legislation, may not impose tax collection obligations on an out-of-state mail order company whose only contacts with the taxing state are the distribution of catalogs and other advertisement materials through the mail and whose subsequent delivery of purchased goods is by U.S. mail or interstate common carriers. Legislation has been introduced in the United States Senate in the past which, if passed, would allow states to impose state sales tax collection obligations on out-of-state mail order companies, such as us, whose sales to residents of the taxing state exceed certain levels. We believe if such legislation were passed our present sales to residents of numerous states would be subject to sales tax. Although no legislation is currently pending which would subject us to a sales tax collection obligation, legislation similar to that proposed in the past could be introduced and, if enacted, the imposition of a sales tax collection obligation on us may result in additional administrative expenses to us and price increases to the customer that could adversely affect us, our financial condition and results of operation.

                    UNCERTAINTY OF FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. The words "believe," "expect," "anticipate," "intend," "estimate," and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These statements include statements regarding our intent, belief or current expectations. You are cautioned that any forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. In addition to those factors discussed under "Risk Factors," other factors that could cause actual results to differ materially from those indicated by the forward-looking statements are:

         -        the impact of general economic conditions in the United
                  States;
         -        industry conditions, including competition;
         -        capital expenditure requirements;
         -        legislative or regulatory requirements; and
         -        access to capital markets.

         Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected or projected. The forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the various factors identified in this prospectus and the documents incorporated by reference herein which could cause actual results to differ.

                                 USE OF PROCEEDS

         After the payment of expenses in connection with this offering, which are estimated to be approximately $120,000, we will use the net proceeds that we receive in this offering to pay down a portion of our term loan and revolving credit loan and to have additional funds available for general working capital purposes.


         The Company's credit facility agreement with a commercial bank is comprised of a $7.5 million term loan and a revolving credit loan. The revolving credit loan provides for maximum borrowings of $9.0 million through May 1, 2000 and for each succeeding July 1 through December 31. The maximum borrowings at all other times is $6.0 million. Borrowings under the revolving credit loan are limited to 85% of eligible receivables plus 57% of eligible inventory, as defined, provided that from February through April eligible inventory is limited to $5.0 million through the year 2000 and $3.0 million in years thereafter. The limitation on borrowings allowed under the revolving credit loan are further reduced by $1,500,000 through February 15, 2001. The facility expires in June 2003, and borrowings under the facility are secured by substantially all the assets of the Company. The interest rates on the term loan and revolving credit loan borrowings generally fluctuate based on the margin ratio, as defined, from a minimum of prime plus 0.50% to a maximum of prime plus 3.00% on the term loan, and a minimum of prime to a maximum of prime plus 3.00% on the revolving credit loan. The interest rate on the term loan was 10.25% and the interest rate on the revolving credit loan was 9.75% at April 29, 2000. As of April 29, 2000, available borrowings on the revolving credit loan were $6,140,000.

                       DETERMINATION OF SUBSCRIPTION PRICE

         The offering price was determined arbitrarily by us and is not based upon earnings or any history of operations. The offering price should not be construed as indicative of the present or anticipated future value of the common stock. On August 18, 2000, the last reported sales price of our common stock on Nasdaq was $1.8125 per share. We do not intend to list the rights on Nasdaq or any exchange.

                                 CAPITALIZATION

         The following table shows our indebtedness and capitalization as of April 29, 2000, and as adjusted to reflect the distribution on July 31, 2000 of 64,054 shares of common stock as a dividend on the Series A preferred stock and the issuance of 4,304 shares pursuant to our Employee Stock Purchase Plan on July 25, 2000, plus the issuance and sale of 1,500,000 and 2,500,000 shares of common stock, respectively, offered hereby at a purchase price of $2.00 per share and the application of the estimated net proceeds as shown under "Use of Proceeds." This data should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this prospectus from our annual report on Form 10-K for the fiscal year ended January 29, 2000, and from our quarterly report on Form 10-Q for the quarter ended April 29, 2000.



                                                                                                APRIL 29, 2000
                                                                      -------------------------------------------------------------
                                                                           ACTUAL       PRO FORMA        MINIMUM         MAXIMUM
                                                                      --------------    ----------     ------------    ------------
LONG-TERM DEBT................................................          $ 2,658,000      2,658,000      2,658,000       2,658,000
STOCKHOLDERS' EQUITY:
 Convertible preferred stock, $.01 par value;
    1,000,000 authorized, 503,092 of Series A and
    101,667 of Series B shares issued and outstanding.........                6,000          6,000          6,000           6,000
 Common stock, par value $.01 per share;
    20,000,000 shares authorized; 6,949,716 (actual) and
    7,018,074 (pro forma) shares issued and outstanding.......               69,000         70,000         85,000          95,000
 Common stock warrants........................................            2,324,000      2,324,000      2,324,000       2,324,000
 Notes receivable from stockholders...........................             (165,000)      (165,000)      (165,000)       (165,000)
 Additional paid-in capital...................................           28,998,000     29,120,000     31,985,000      33,975,000
 Accumulated deficit..........................................          (13,979,000)   (13,979,000)   (13,979,000)    (13,979,000)
 Accumulated other comprehensive loss.........................              (63,000)       (63,000)       (63,000)        (63,000)
                                                                        -----------    -----------    -----------     -----------
    Total stockholders' equity................................           17,190,000     17,313,000     20,193,000      22,193,000
                                                                        -----------    -----------    -----------    ------------
       Total capitalization...................................          $19,848,000     19,971,000     22,851,000      24,851,000
                                                                        -----------    -----------    -----------    ------------
                                                                        -----------    -----------    -----------    ------------

                                    DILUTION

         Our pro forma net tangible book value available for common stockholders as of April 29, 2000, after giving effect to the common stock distributed on July 31, 2000 as a dividend on the Series A preferred stock and shares issued on July 25, 2000 pursuant to our Employee Stock Purchase Plan, was $13,952,000 or $1.99 per share of common stock. "Net tangible book value" is defined as our total stockholders' equity less intangible assets. "Net tangible book value per common share" is determined by dividing our net tangible book value available for common stockholders by the number of outstanding shares of common stock.


         After giving effect to the sale of the minimum number of our shares of common stock offered at a purchase price of $2.00 per share, the pro forma net tangible book value available for common stockholders as of April 29, 2000 would have been $16,832,000 or $1.98 per share of common stock. This represents an immediate decrease in net tangible book value of $0.01 per share to the existing stockholders, and an immediate dilution of $0.02 per share to investors who purchase shares of common stock in the offering. "Dilution" is the difference between the offering price per share and the pro forma net tangible book value per share as adjusted for the offering.

         The following table illustrates this per share dilution as of April 29, 2000, which is determined by subtracting the net tangible book value per share after the offering from the price paid by an investor that purchases shares in the offering.


Offering price per share (1).....................................................                       $2.00
Net tangible book value per share as of April 29, 2000...........................           $1.99
Increase (Decrease) in net tangible book value per share attributable to
  payments by investors participating in the offering (2)........................           (0.01)
                                                                                            -----
Pro forma net tangible book value per share after offering.......................                        1.98
                                                                                                        -----
Dilution of net tangible book value per share to investors participating in
  the offering...................................................................                       $0.02
                                                                                                        =====

__________________________
(1) Before deducting the estimated offering expenses.
(2) After deducting the estimated offering expenses.

                               THE RIGHTS OFFERING

TERMS OF THE RIGHTS OFFERING

         The terms of the rights offering are as follows:

         - Only holders of record of our common and preferred stock at the close of business on the record date may exercise rights. You are a record holder only if your name is registered as a common or preferred stockholder as of the record date. You have received this prospectus and the accompanying documents because as of the record date your name was registered on our books and records as a holder of our common stock or preferred stock.

         -        The record date is August 4, 2000.


         - We are conducting this rights offering of a minimum of 1,500,000 shares and a maximum of 2,500,000 shares of our common stock. If, as of August 4, 2000, you held shares of our common or preferred stock, we have granted you rights to purchase shares of our common stock for a price of $2.00 per share.

         - If your common stock or preferred stock is held in a brokerage, bank or other custodial or nominee account, you should promptly send the rights exercise agreement to your broker or other person holding your stock to exercise your rights. Your broker or other person holding your stock is the record holder and will have to act on your behalf for you to exercise your rights. We have asked the brokers and other nominee holders of our common stock and preferred stock to contact you to obtain your rights exercise agreement concerning the rights you are entitled to exercise.

         - We will not pay interest on funds you deliver to exercise your rights, regardless of whether the funds are used to purchase common stock or are returned for any reason.

         - We will not issue fractional shares. We will eliminate fractional shares in allocating our common stock under this offering. If your exercise of your rights would result in the issuance of a fractional share of our common stock, you must round down to purchase the nearest whole share or any lesser number of whole shares.

         Illinois Stock Transfer Company is acting as the exercise agent for this offering under an agreement with us.

         All rights exercise agreements, payments of the purchase price, nominee holder certifications, and notices of guaranteed delivery must be delivered to Illinois Stock Transfer Company as follows:

                           209 West Jackson, Suite 903
                             Chicago, Illinois 60606
                                 (800) 757-5755
                                 (312) 427-2953

         Illinois Stock Transfer Company's facsimile number (for eligible institutions only) is (312) 427-2879. The telephone number for confirmation of receipt of facsimiles only is (312) 427-2953.

         We will pay the fees and expenses of Illinois Stock Transfer Company. We have also agreed to indemnify Illinois Stock Transfer Company against certain liabilities in connection with this offering.

THE RIGHTS

         You will receive one right for each share of common stock, or common stock equivalent, that you own. A separate certificate evidencing the rights will not be delivered to you.

         As of August 3, 2000 we had outstanding 8,166,670 shares of our common stock or common stock equivalent. Because we have granted one right for each share, we granted in the aggregate 8,166,670 rights. Because the maximum number of shares we are offering is 2,500,000 shares, we have determined that each right corresponds to 0.3061 shares in order for all stockholders to participate in the offering. We will issue only whole shares in the offering, so you will need 3.2667 rights to purchase one share of common stock.


         Stockholders who exercise rights will be given additional rights to purchase unsubscribed shares on a pro rata basis.

         We have sent you a rights exercise agreement along with this prospectus and related instructions to exercise your rights. To exercise your rights, you must fill out and sign the rights exercise agreement and timely deliver it along with full payment for the common stock you wish to purchase to Illinois Stock Transfer Company.

         A depository bank, trust company or securities broker or dealer that is a record holder for more than one beneficial owner of common stock or preferred stock may divide or consolidate rights exercise agreements to represent shares or units held on the record date by their beneficial owners upon properly notifying Illinois Stock Transfer Company.

PURCHASE PRICE

         The purchase price for the common stock in the offering is $2.00 per share, payable in cash.

WHEN THE RIGHTS OFFERING EXPIRES

         The rights expire at 5:00 p.m., New York City time, on September 30, 2000 unless properly exercised before that time. We may extend the expiration date upon notice to the exercise agent to a date not later than October 31, 2000. After the expiration date, no one can exercise rights.

         To exercise rights in a timely manner, Illinois Stock Transfer Company must actually receive before the expiration date your properly executed and completed rights exercise agreement (or a form of "Notice of Guaranteed Delivery," see "The Rights Offering -- Special Procedure under 'Notice of Guaranteed Delivery' Form" on page 18), together with full payment for all shares you wish to purchase.

HOW TO EXERCISE YOUR RIGHTS

         You should read carefully the rights exercise agreement and other forms and related instructions that accompany this prospectus. You should call promptly Illinois Stock Transfer Company with any questions you may have regarding how to exercise your rights.

         You may exercise your rights by delivering to Illinois Stock Transfer Company at the address specified in this prospectus and in the instructions accompanying this prospectus before the expiration time:

         - the properly completed and executed rights exercise agreement that evidence your rights, and

         - payment of the purchase price in full for each share of common stock you wish to purchase.

         Please do not send the rights exercise agreement or related forms to us. Please send the properly completed and executed rights exercise agreement with full payment to Illinois Stock Transfer Company.

HOW YOU SHOULD PAY WHEN YOU EXERCISE YOUR RIGHTS

         To timely exercise your rights, Illinois Stock Transfer Company actually must receive the purchase price before the expiration time in the form of:

         -        a certified or cashier's check or bank draft drawn upon a U.S.
                  bank, or a U.S. postal money order, payable to Illinois Stock Transfer Company;

         -        a personal check that must have cleared payment;

         - a wire transfer of funds to the account maintained by Illinois Stock Transfer Company for this offering at:
                    Old Kent Bank -- Grand Rapids
                    ABA# 0724-0005-2
                    Further Credit Old Kent Bank -- IL
                    BNF Illinois Stock Transfer Company
                        for Successories, Inc. Exercise Option
                    Acct.# 5200053919

         Funds paid by uncertified personal check may take at least five business days to clear. Thus, if you pay the purchase price by means of an uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and Illinois Stock Transfer Company receives your payment before that time. We are not responsible for any delay in payment by you. We recommend that you consider payment by means of a certified or cashier's check, money order or wire transfer of funds.

WE WILL NOT ISSUE FRACTIONAL SHARES OF COMMON STOCK

         You may not purchase fractional shares of our common stock. If your rights would allow you to purchase a fractional share, you may exercise them only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares.

         We will accept any subscription that inadvertently indicates a purchase of a fractional share by rounding downward to the nearest whole share. We will refund without interest the payment for that fractional share as soon as practicable.

CONDITIONS RELATING TO THE RIGHTS OFFERING

         We will terminate this offering in its entirety if rights are not exercised to purchase a minimum of 1,500,000 shares of common stock prior to the expiration date. You should know that one of our principal stockholders, the Jack Miller Family Limited Partnership #1, an entity controlled by Jack Miller, our chairman, has indicated that it intends (although is not obligated) to purchase any shares that are unsubscribed for in the offering, up to the minimum amount of shares being offered. However, after Mr. Miller and the Miller Family Partnership exercise their pro rata rights to purchase shares in the first round of the offering, neither Mr. Miller nor the Miller Family Partnership will be allowed to purchase any remaining unsubscribed shares in an amount in excess of 19.99% of our common stock outstanding before this offering.

SPECIAL PROCEDURE UNDER "NOTICE OF GUARANTEED DELIVERY" FORM

         If you wish to exercise your rights but are not sure whether Illinois Stock Transfer Company will actually receive your executed rights exercise agreement before the expiration time, as an alternative, you may exercise your rights by causing all of the following to occur within the time frame noted:

         1) Illinois Stock Transfer Company must receive full payment for all shares you desire to purchase before the expiration time.

         2) Illinois Stock Transfer Company must receive a properly executed "Notice of Guaranteed Delivery" substantially in the form we distributed to you along with this prospectus before the expiration time.

         3) Both you and one of the following must execute the "Notice of Guaranteed Delivery": a member firm of a registered national securities exchange, a NASD member, a commercial bank or trust company having an office or correspondent in the United States, or other eligible guarantor institution qualified under a guarantee program acceptable to Illinois Stock Transfer Company. The cosigning institution must guarantee in the notice of guaranteed delivery that the rights exercise agreement will be delivered to Illinois Stock Transfer Agreement within three NYSE trading days after the date of the notice. You must also provide in the notice other relevant details concerning your exercise of rights.

         4) Illinois Stock Transfer Company must receive your properly completed and executed rights exercise agreement with any required signature guarantee within three NYSE trading days after the date of the related notice of guaranteed delivery.

         You may deliver a notice of guaranteed delivery to Illinois Stock Transfer Company in the same manner as the rights exercise agreement at the address set forth on page 19 or by facsimile transmission (telecopier no.
(312) 427-2879). To confirm facsimile deliveries, please call (312) 427-2953.

         You may obtain additional copies of the form of notice of guaranteed delivery upon request from Illinois Stock Transfer, whose address and telephone number is set forth on page 19.

WHAT HAPPENS IF YOU PROVIDE INCOMPLETE FORMS OR MAKE AN INSUFFICIENT OR EXCESS PAYMENT

         If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we are entitled to accept the subscription forms and payment for the maximum number of rights that may be exercised based on the actual payment delivered.

         We will return any payment not applied to the purchase of shares under these procedures to those who made these payments as soon as practicable by mail.

WHAT HAPPENS IF YOU EXERCISE LESS THAN ALL OF YOUR RIGHTS

         If you subscribe for fewer than all of the shares represented by your rights, your remaining rights are nontransferable and can be issued to our other common and preferred stockholders. You may not sell your remaining rights.

INSTRUCTIONS TO NOMINEE HOLDERS

         If you are a broker, trustee or depository for securities or other nominee holder of common stock or preferred stock for beneficial owners of the common stock or preferred stock, we request you contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. We have included along with this prospectus a suggested form of letter of instructions from nominee holders to beneficial owners. Our request is discussed further in that form.

         If instructed by beneficial owners, nominee holders should complete appropriate rights exercise agreements on behalf of those owners and submit the agreement on a timely basis to Illinois Stock Transfer Company with the proper payment. Nominee holders bear the risk of loss on delivery of rights exercise agreements and payments. Nominee holders bear all risk of the method of delivery to Illinois Stock Transfer Company of rights exercise agreement and payments of the purchase price.

         If you send rights exercise agreements and payments by mail, we urge you to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to Illinois Stock Transfer Company and clearance of payment before the expiration time.

         Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

WE RESOLVE ALL PROCEDURAL AND OTHER QUESTIONS

         We will resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our resolution will be final and binding. We may in our sole discretion waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

         We will not consider rights exercise agreements as received or accepted until we have waived or you have cured all irregularities within the time period we determine in our sole discretion. Neither we nor Illinois Stock Transfer Company have any duty to notify you of any defect or irregularity in your submission of rights exercise agreements or any other required documents. Neither we nor Illinois Stock Transfer Company will incur any liability for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if it does not comply with the terms of this offering, is not in proper form, or if the exercise would be unlawful. For more information regarding our right to reject your exercise because it would be unlawful, please see "The Rights Offering -- We may reject your exercise for regulatory issues" on page 20.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE CONCERNING EXERCISING YOUR RIGHTS

         If you have any questions or requests for assistance concerning the method of exercising your rights, or if you need additional copies of this prospectus, forms of instructions or the notice of guaranteed delivery, please contact Illinois Stock Transfer Company at 209 West Jackson, Suite 903, Chicago, Illinois 60606 (telephone: (312) 427-2953 or (800) 757-5755).
You will not pay any fees for your questions or requests for assistance or documents. You may contact us at 2520 Diehl Road, Attn: John Carroll, Aurora, Illinois 60504 (telephone: (630) 820-7200) for additional copies, free of charge, of this prospectus, forms of instructions or the notice of guaranteed delivery.

YOU CANNOT REVOKE YOUR EXERCISE OF RIGHTS

         Once you have exercised your rights, you may not revoke or change your exercise.

PROCEDURES FOR NOMINEES WHO ARE DTC PARTICIPANTS

         We anticipate that you may transfer or exercise your rights through the facilities of the Depository Trust Company, generally known as "DTC."

FOREIGN AND UNKNOWN ADDRESSES

         We are not mailing rights exercise agreements to participants whose addresses are outside the United States or who have an APO or FPO address. In those cases, Illinois Stock Transfer Company will hold the rights exercise agreements for these foreign participants. To exercise their rights, these foreign participants must notify Illinois Stock Transfer Company prior to 11:00 a.m., New York City time, on September 15, 2000. At that time, if a foreign participant has not given any other instructions, Illinois Stock Transfer Company will terminate the participant's rights so the rights may be issued to other common and preferred stockholders.

WE MAY REJECT YOUR EXERCISE FOR REGULATORY ISSUES

         We may refuse your exercise of rights if you would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for your exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval had not been obtained. We are not undertaking to pay for any expenses incurred in seeking that clearance or approval.

         We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which such offer or sale is not permitted. We reserve the right to delay the commencement of this offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose laws would require a change in this offering in order to carry it out in that state or jurisdiction.

WE WILL NOT MAKE ADJUSTMENTS TO OUTSTANDING STOCK OPTIONS AND PREFERRED STOCK

         We will not, as a result of this offering, adjust the option price of any option reserved for issuance under our stock option plan for employees and other eligible participants. We will not adjust the conversion price of the Series A and B preferred stock as we have received a waiver from the stockholders of the preferred stock for the adjustment.

AMENDMENT, EXTENSION AND WITHDRAWAL

         We may amend, withdraw or terminate this offering at any time at our discretion. We may extend the expiration date.

ISSUANCE OF STOCK CERTIFICATES

         Separate certificates evidencing the rights will not be issued. We will issue stock certificates for common stock purchased in this offering as soon as practicable after the expiration date. Illinois Stock Transfer
Company will deliver subscription payments to us only after the offering is completed and we have issued stock certificates to those who exercised rights.

         Until Illinois Stock Transfer Company receives proper notice from us to issue stock certificates to stockholders, Illinois Stock Transfer Company has no obligation to issue such stock certificates. Thereafter, Illinois Stock Transfer Company will prepare for issuance such stock certificates as promptly as practicable.

         If you exercise rights, you will have no rights as a stockholder of those shares you purchased until we issue you stock certificates representing the shares you purchased. Unless otherwise instructed in your rights exercise agreement, we will register shares purchased by your exercise of rights in the name of the person exercising the rights.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         GENERAL. This section discusses certain federal income tax consequences of this offering to beneficial owners of our common stock and preferred stock upon distribution of the rights. This discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change prospectively or retroactively.

         This discussion is limited to U.S. taxpayers who hold our common stock and preferred stock and who hold the rights and any shares acquired upon the exercise of rights as capital assets (generally, property held for investment). This discussion does not include any tax consequences under state, local and foreign law. Financial institutions, broker-dealers, nominee holders of our stock, life insurance companies, tax-exempt organizations and possibly other types of taxpayers may be subject to special provisions of the tax law or subject to other tax considerations not discussed below.

         YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING YOUR TAX SITUATION OR SPECIAL TAX CONSIDERATIONS THAT MAY APPLY TO YOU, INCLUDING FOREIGN, STATE AND LOCAL LAWS THAT MAY APPLY.

         DISTRIBUTION OF RIGHTS TO HOLDERS OF THE COMMON STOCK AND PREFERRED STOCK. If you hold common stock, you should not be required to recognize taxable income upon the receipt of the rights. However, if you hold preferred stock, the receipt of the rights may result in the recognition of taxable income measured by the fair market value of the rights on the date of distribution, as described more fully below.

         In general, a distribution by a corporation to its stockholders of rights to acquire stock in the distributing corporation is not taxable. An exception to this general rule applies in the case of a distribution with respect to preferred stock, unless it relates to an increase in the conversion ratio to take into account a stock dividend or split of the stock into which the preferred stock is convertible.

         We intend to treat the distribution of rights to holders of the common stock as a nontaxable distribution. However, we intend to treat the distribution of rights to holders of the preferred stock as a taxable distribution in the amount equal to the fair market value of the rights on the date of distribution. In the case of a taxable distribution, a person receiving rights would recognize a dividend, taxable as ordinary income, to the extent of our current and accumulated earnings and profits. To the extent the taxable distribution exceeds our current and accumulated earnings and profits, such excess would be treated first as a nontaxable recovery of adjusted basis in your stock and then as gain from the sale or exchange of your stock. We intend to take the position that the stock rights at the time of distribution should have no or possibly a nominal value, and accordingly, holders of preferred stock should recognize no or possibly a nominal amount of taxable income upon the receipt of the rights.

         TAX BASIS AND HOLDING PERIOD OF RIGHTS DISTRIBUTED TO THE HOLDERS OF THE COMMON STOCK AND PREFERRED STOCK. The tax basis of rights distributed to a holder of the common stock should be zero, unless either (i) the fair market value of the rights, on the date of distribution, is 15% or more of the fair market value (on the date of distribution) of the common stock held as of that time or (ii) the holder elects, with his or her federal income tax return for this year, to allocate the tax basis of the common stock to the rights. In such case, the tax basis in the common stock should be allocated between the stock and the rights in proportion to the fair market value of each as of the date of the rights distribution. The holding period of the rights should include the holding period for the common stock.

         The tax basis of rights distributed to a holder of preferred stock should equal the fair market value of the rights as of the date of the distribution, and the holding period in the rights should begin on the day following the date of the distribution.

         YOU ARE URGED TO CONSULT WITH YOUR PERSONAL TAX ADVISOR REGARDING THE PROPER TREATMENT OF THE RECEIPT OF, YOUR TAX BASIS IN AND YOUR HOLDING PERIOD WITH RESPECT TO THE RIGHTS YOU RECEIVE.

         EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF THE COMMON STOCK. You should not recognize any gain or loss upon your exercise of rights. Your basis in the common stock acquired through your exercise of rights should be equal to the sum of the purchase price for the common stock acquired by exercise of the rights and your basis in the rights (if any). The holding period for this common stock should begin on the date you exercise the rights.

         EXPIRATION OF RIGHTS. If the rights we are distributing to you expire unexercised, a holder of the common stock will not recognize any gain or loss, the stock rights will be treated as having no basis, and no adjustment will be made to the basis of your common stock. A holder of the preferred stock whose rights expire unexercised, will recognize a loss, but only to the extent of the tax basis, if any, in the rights. Any loss recognized on the expiration of the rights should be a capital loss if the preferred stock is held as a capital asset.

         SALE OF SHARES. If you, as a holder of the common stock or preferred stock, exercise rights and acquire shares of our common stock, you generally should recognize gain or loss upon the sale of these shares in an amount equal to the difference between the amount realized and your basis in the shares. Such gain or loss generally will be a capital gain or loss so long as you held the shares as a capital asset at the time of the sale. Gain or loss from an asset held more than one year will generally be taxable as long-term capital gain or loss.

         DIVIDENDS ON SHARES OF COMMON STOCK. If we make distributions on the common stock, you should recognize taxable ordinary dividend income to the extent of our current and accumulated earnings and profits that are allocable to your shares of common stock in the amount of cash and the fair market value of any other property received by you. These dividends may be eligible for the dividends received deduction allowed to corporations under the federal tax code provided you meet the requirements described therein. The amount of the distribution in excess of our current and accumulated earnings and profits should reduce your tax basis in your shares of common stock until your basis is reduced to zero, and any excess should be treated as a capital gain. For more information regarding dividends on our common stock, please see "Description of the Capital Stock -- Common Stock".

         INFORMATION REPORTING AND BACKUP WITHHOLDING. Under the backup withholding rules of the Code, you may be subject to 31% backup withholding with respect to payments made, if any, with respect to your shares. You will not be subject to backup withholding if you:

         - Are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or

         - Provide a correct taxpayer identification number and certify under penalty of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding because you previously failed to report all dividends and interest income.

         Any amount withheld under these rules will be credited against your federal income tax liability. We may require you to establish your exemption from backup withholding or make other arrangements with respect to the payment of backup withholding.

         THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF THE RIGHTS OFFERING TO YOUR PARTICULAR TAX SITUATION, INCLUDING STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                          DESCRIPTION OF CAPITAL STOCK

         The total number of shares that we are authorized to issue is 21 million, consisting of 20 million shares of common stock, par value $0.01 per share, and 1 million shares of preferred stock, par value $0.01 per share. We currently have two series of preferred stock, series A and series B. The following are brief summaries of certain provisions relating to our capital stock.

SERIES A AND B CONVERTIBLE PREFERRED STOCK

         DIVIDENDS. Dividends on the series A and B preferred stock accrue and are payable quarterly in either cash or common stock, at our discretion or at the discretion of a majority of the holders of preferred stock, at the rate of 8% per annum, commencing on the date of issuance. Accrued and unpaid dividends shall be paid on (1) April 30, July 31, October 31, and January 31 of each year commencing on July 31, 2000 for series A preferred stock and October 31, 2000 for series B preferred stock, to the holders of record as they appear on the books and records 10 days preceding each payment date, and
(2) the date certificates representing common stock are required to be delivered following any conversion of series A and series B preferred stock.

         OPTIONAL CONVERSION INTO COMMON STOCK. Holders of the series A and B preferred stock have the right to convert their shares, in whole or in part, into common stock. Each preferred share of series A and series B may be converted, at any time at the option of the holder into a certain number of shares of common stock as is determined by dividing the stated value of series A and series B preferred stock by the applicable conversion price. The conversion price initially shall mean, with respect to the series A preferred stock, an amount equal to $2.425 per share and, with respect to the series B preferred stock, an amount equal to $2.3625 per share; provided that each such initial conversion price shall be subject to adjustment if any of the following events happen:

         - the issuance of common stock as a dividend, distribution or subdivision on our common stock;

         - a combination, merger, consolidation, reorganization or reclassification of our common stock; and

         - the issuance of our common stock for a price per share less than the preferential payment of $2.425 per share with respect to series A preferred stock, and $2.3625 per share, with respect to series B preferred stock, subject to adjustments.

         AUTOMATIC CONVERSION INTO COMMON STOCK. Each share of series A and B preferred stock shall automatically be converted into shares of common stock if the closing sales price of the common stock equals or exceeds $10.00 per share for thirty (30) consecutive trading days commencing on or after May 29, 2000, with respect to the series A preferred stock, and on or after October 18, 2000, with respect to the series B preferred stock.

         VOTING RIGHTS. Except for voting rights provided by law, the holders of series A and B preferred stock shall have the same voting rights as holders of common stock. The holder of each share of series A and B preferred stock shall be entitled to the number of votes the holder would receive if the preferred stock was converted to common stock on the record date.

         BOARD REPRESENTATION. The holders of series A and B preferred stock shall have the voting right to nominate and elect three (3) people to the board of directors.

         REGISTRATION RIGHTS. At any time commencing one year after the date of issuance of the series A and B preferred stock, the holders of a majority of the series A and B preferred stock may require us to file a registration statement covering the conversion of such preferred stock to common stock.

         ABILITY TO RECEIVE PREFERENTIAL CASH PAYMENT OR CONVERT UPON LIQUIDATION. Upon the occurrence of any liquidation, dissolution or winding up, either voluntary or involuntary, the holders of the preferred stock will be entitled to receive preferential payments in the amount of $2.425 per share, with respect to series A preferred stock, and $15.00 per share, with respect to series B preferred stock in exchange for their shares of preferred stock. In addition, the holders of the preferred stock would receive an amount equal to all accrued but unpaid dividends. After full preferential payment to the holders of the preferred stock, the holders of the common stock shall be entitled to receive pro rata the remaining assets. If the full preferential payment cannot be made, then all of the assets legally available for distribution will be distributed pro rata among the holders of the preferred stock.

         A liquidation is deemed to occur if any of the following events occur:

         - a reorganization or merger; provided, however, that we are not the continuing entity;

         -        a sale of all or substantially all of the assets; and

         - a change in the majority of the board of directors that was not approved by a majority of the directors.

         PREEMPTIVE RIGHTS. Holders of our series A and B preferred stock have preemptive rights to purchase additional shares of our common stock, convertible securities or other capital stock for sale at a price equal to the offering price of such shares.

COMMON STOCK

         We have the authority to issue up to 20,000,000 shares of our common stock, par value $0.01 per share. As of August 3, 2000, 7,018,074 shares of our common stock were outstanding. The following discussion summarizes the important terms of our common stock.

         Each share of common stock is entitled to one vote on each matter submitted to a vote at any meeting of stockholders and the holders of shares of common stock vote together as one class on all matters submitted to a vote of stockholders or, if any holders of shares of preferred stock are entitled to vote together with the holders of common stock on any matter, as a single class with the holders of preferred stock on the matter.

         Subject to the rights of holders of preferred stock, holders of common stock are entitled to receive dividends and other distributions in cash, stock or property as determined by our board of directors from time to time.

         Upon our voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up, after distribution in full of preferential amounts to be distributed to the holders of preferred stock or any other class or series of stock having a preference as to liquidating distributions over the common stock, the holders of the common stock will be entitled to share equally and ratably in all of our remaining assets available for distribution to stockholders.

         Unless approved by our board of directors in an agreement, holders of our common stock do not have preemptive rights to purchase (1) additional shares of our capital stock, (2) warrants, rights or options to purchase additional shares of our capital stock, or (3) any obligations convertible into such stock, warrants, rights or options.

                                  LEGAL MATTERS

         Certain legal matters in connection with this offering will be passed upon for us by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois.

                                     EXPERTS

         The financial statements and schedule incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                               RIGHTS OFFERING OF

                           1,500,000 SHARES (MINIMUM)

                           2,500,000 SHARES (MAXIMUM)


                               SUCCESSORIES, INC.


                                  COMMON STOCK

                   -------------------------------------------

                                   PROSPECTUS

                   -------------------------------------------


                                 August 23, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

         The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee:



         SEC registration fee......................................        $  1,320
         Nasdaq filing fee.........................................              --
         Exercise Agent fees and expenses..........................           2,500
         Legal fees and expenses (including blue
           sky fees and expenses)..................................          75,000
         Accounting fees...........................................          30,000
         Printing and mailing expenses.............................          11,000
         Miscellaneous.............................................             180
                                                                           --------
                  Total............................................        $120,000
                                                                           ========



Item 15.  Indemnification of Directors and Officers.

         Section 8.75 of the Illinois Business Corporation Act of 1983 (the "Illinois BCA") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

         Section 2.10 of the Illinois BCA empowers a corporation, subject to certain limitations, to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the provision does not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or involve intentional misconduct or a knowing violation of law, under Section 8.65 of the Illinois BCA or for any transaction from which the director derived an improper personal benefit.

         The Registrant's Amended and Restated Articles of Incorporation and By-laws provide that the Registrant shall indemnify its directors and such of its officers, employees and agents, to the fullest extent permitted by the Illinois BCA. The Registrant's By-laws provide that the directors shall not be personally liable to the corporation or its shareholders, for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or involve intentional misconduct or a knowing violation of law, under Section 8.65 of the Illinois BCA or for any transaction from which the director derived an improper personal benefit.

         The Company has entered into Indemnification Agreements with each of its directors (the "Indemnification Agreements"). Under the Indemnification Agreements, the Company has agreed to indemnify and hold each of the directors of the Company harmless against any and all expenses (including attorneys' fees and disbursements), judgments, fines, amounts paid in settlement and any other liabilities incurred by reason of the fact that the director was or is a director, officer, employee or agent of the Company to the fullest extent permitted by the Illinois BCA. Under the Indemnification Agreements, the Company will also advance to directors expenses incurred by the directors in (i) defending any suit or other proceeding to which the director is, or is threatened to be made, a party by reason of such director's being (or having been) a director, officer, employee or agent of the Company, and (ii) prosecuting any suit or other proceeding to enforce such director's rights under the Indemnification Agreement, subject to certain conditions set forth in the Indemnification Agreements. The rights granted to Directors by the Company under the Indemnification Agreements shall continue to be valid, binding and enforceable both before and after a director has ceased to be a director, officer, employee or agent of the Company.

Item 16. Exhibits.

         A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by this reference.

Item 17.          Undertakings.

         (a)      We hereby undertake:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described under Item 15 above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (i)      We hereby undertake that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Illinois, on August 23, 2000.

                               SUCCESSORIES, INC.


                               By: /s/ Gary Rovansek
                                   -----------------------------
                                       Gary Rovansek
                                       President, Chief Executive Officer
                                       and Director

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.




                 NAME                                       TITLE                      DATE
                 ----                                       -----                      ----
/s/ Jack Miller*                          Chairman of the Board                   August 23, 2000
---------------------------------------
Jack Miller

/s/ Gary Rovansek                         President, Chief Executive Officer      August 23, 2000
---------------------------------------   and Director
Gary Rovansek

/s/ John C. Carroll                       Senior Vice President and Chief         August 23, 2000
---------------------------------------   Financial Officer
John C. Carroll

/s/ Arnold M. Anderson*                   Director                                August 23, 2000
---------------------------------------
Arnold M. Anderson

/s/ Howard I. Bernstein*                  Director                                August 23, 2000
---------------------------------------
Howard I. Bernstein

/s/ Lawrence A.Hodges*                    Director                                August 23, 2000
---------------------------------------
Lawrence A. Hodges

/s/ R. Scott Morrison, Jr.*               Director                                August 23, 2000
---------------------------------------
R. Scott Morrison, Jr.

/s/ Leslie Nathanson Juris*               Director                                August 23, 2000
---------------------------------------
Leslie Nathanson Juris

*Signed pursuant to power
  of attorney.

By: /s/ Gary Rovansek
   ------------------------------------
   Gary Rovansek

                                INDEX TO EXHIBITS


    EXHIBIT
    NUMBER       DESCRIPTION
    -------      -----------
      4.1        Form of Rights Exercise Agreement
      5.1        Opinion of Vedder, Price, Kaufman & Kammholz

     23.1        Consent of Arthur Andersen LLP*

     23.2        Consent of Vedder, Price, Kaufman & Kammholz (included in
                 Exhibit 5.1)
     24.1        Power of Attorney (included on signature page)
     99.1        Form of Letter to Stockholders
     99.2 Form of Letter from Brokers or other Nominees to Beneficial Owners of Common Stock
     99.3        Form of Letter to Dealers and Other Nominees
     99.4        Form of Notice of Guaranteed Delivery

-----------------
*Filed herewith.